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                                                                   Exhibit 99.2


               RENAISSANCERE HOLDINGS LTD. COMMENCES TENDER OFFER


PEMBROKE, Bermuda--December 23, 1996-- RenaissanceRe Holdings Ltd. (NYSE: RNR) today commenced a tender offer to purchase 813,190 Common Shares at a price of $34.50 per share for an aggregate price of $28.06 million. The Tender Offer will be made on the terms and subject to the conditions set forth in the Company's definitive tender offer materials, which are being mailed to shareholders today. The tender offer will expire on January 22, 1997, unless extended.

The dealer manager for the offer is Merrill Lynch & Co. The information agent for the tender offer is MacKenzie Partners, Inc. Additional copies of the Offer to Purchase and Letter of Transmittal may be obtained from the information agent or the dealer manager.

RenaissanceRe Holdings Ltd., through its subsidiaries Renaissance Reinsurance Ltd. and Glencoe Insurance Ltd., is a global provider of insurance and reinsurance. The Company's principal product is property catastrophe reinsurance.


    CONTACTS:  Keith S. Hynes                   John D. Nichols, Jr.
               Senior Vice President            Assistant Vice President
               and Chief Financial Officer      and Treasurer
               (441) 295-4513                   (441) 295-4513

               Merrill Lynch & Co.              MacKenzie Partners Inc.
               Dealer Manger                    Information Agent
               (212) 236-4565                   (212) 929-5500 or
                                                (800) 322-2815

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